Exhibit 107
424(b)(5)
(Form Type)
ING Groep N.V.
(Exact Name of Registrant as Specified in its Charter)
The maximum aggregate offering price of
fixed-to-floating
rate notes and floating rate notes being offered pursuant to the Prospectus Supplement dated March 18, 2025 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated August 19, 2022, as amended (together with the Prospectus Supplement, the “Prospectus”) is $3,500,000,000 (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on March 20, 2025, is the final prospectus relating to the Offering.